Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 21, 2015, among IntelliData, Inc. a Colorado corporation (the “Guaranteeing Subsidiary”), an indirect subsidiary of KEMET Corporation, a Delaware corporation (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer and Guarantors named therein have heretofore executed and delivered to the Trustee an indenture dated as of May 5, 2010 (the “Original Indenture”), providing for the issuance of 10½% Senior Notes due 2018 (the “Notes”);
WHEREAS, the Issuer and the Guarantors named therein have heretofore executed and delivered to the Trustee a First Supplemental Indenture dated as of August 10, 2011 (the “First Supplemental Indenture”), providing for the addition of a Guarantor;
WHEREAS, the Issuer and the Guarantors named therein have heretofore executed and delivered to the Trustee a Second Supplemental Indenture dated as of April 17, 2012 (the “Second Supplemental Indenture”, collectively with the Original Indenture and the First Supplemental Indenture, the “Indenture”), providing for the addition of a Guarantor;
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall jointly and severally, fully, unconditionally and irrevocably guarantee the Notes and the Issuer’s obligations thereunder on the terms and conditions set forth in the Notes and the Indenture; and
WHEREAS, pursuant to Section 9.1(10) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide a guarantee of the Notes pursuant to the terms and subject to the conditions set forth in the Indenture including but not limited to Article 12 thereof.
3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Issuer or any Guarantor, as such or in such capacity, shall have any personal liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.
8.    RATIFICATION. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

INTELLIDATA, INC.
By: /s/ Timothy C. Herring
    Name: Timothy C. Herring
    Title: President
KEMET CORPORATION
By: /s/ William M. Lowe, Jr.
Name: William M. Lowe, Jr.
Title: Executive Vice President and Chief Financial Officer

KEMET ELECTRONICS CORPORATION
By: /s/ William M. Lowe, Jr.
Name: William M. Lowe, Jr.
Title: Executive Vice President and Chief Financial Officer

KEMET FOIL MANUFACTURING, LLC

By: /s/ Steve Lane
    Name: Steve Lane
    Title: Manager
KEMET SERVICES CORPORATION
By: /s/ Connie W. Fischer
    Name: Connie W. Fischer
    Title: President

KRC TRADE CORPORATION
By: /s/ William M. Lowe, Jr.
Name: William M. Lowe, Jr.
Title: Executive Vice President and Chief Financial Officer

THE FOREST ELECTRIC COMPANY
By: /s/ Charles C. Meeks, Jr.
    Name: Charles C. Meeks, Jr.
    Title: President
KEMET BLUE POWDER CORPORATION
By: /s/ Charles C. Meeks, Jr.
    Name: Charles C. Meeks, Jr.
    Title: President
WILMINGTON TRUST COMPANY, as Trustee
By: /s/ W. Thomas Morris, II
    Name: W. Thomas Morris, II
    Title:     Vice President

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